EXHIBIT 23

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (File Nos. 33-56509 and 333-92817) and Form S-8 (File Nos. 33-51459, 33-57183, 33-24169, 333-02425, 333-02421, and 333-02423) of NUI Corporation of our report dated May 11, 2004 relating to the financial statements and financial statement schedule, which appear in this Form 10-K.

PricewaterhouseCoopers LLP
Philadelphia, Pennsylvania

May 13, 2004